Exhibit 99.1

Welsbach Technology Metals Acquisition Corp. and Evolution Metals LLC

Announce $500 Million PIPE Anchor Equity Investment and $6.2 Billion Debt Facility Term Sheet

from Broughton Capital Group

Chicago, IL, Aug. 01, 2024 (GLOBE NEWSWIRE) -- Welsbach Technology Metals Acquisition Corp. (NASDAQ: WTMA) (“WTMA”) and Evolution Metals LLC (“EM”) today announced that, inter alios, WTMA and EM have entered into a Term Sheet (the “Term Sheet”) with certain legally binding clauses with Broughton Capital Group (“BCG”) for BCG, through a special purpose investment vehicle, to provide an equity investment (“Anchor Equity Investor”) of US$500 million through a private investment in public equity (“PIPE Anchor Equity Investment”) to be consummated concurrently with EM’s and WTMA’s business combination closing (“Closing”) at a pre-money enterprise valuation for Evolution Metals & Technologies Corp. (“EM&T”), the surviving entity of the business combination, of US$6.2 billion. Additionally, BCG, through a special purpose lending vehicle (“Lender”) agrees to provide to EM&T a debt facility (“Debt Facility”) of up to US$6.2 billion to be consummated concurrently with the Closing. The closing of the PIPE Anchor Equity Investment and Debt Facility is subject to the completion of BCG’s on-going due diligence, execution of an equity subscription agreement, execution of a debt facility agreement, the Closing, and other closing conditions.

Nick Lisle, Founder and CEO of Broughton Capital Group, stated, “Broughton Capital Group has a mandate to invest, including significant capital to advance private sector solutions for a cleaner, greener and more sustainable future across the globe. EM&T is bringing to the world robust, alternative critical materials supply chain solutions through operating businesses that we are eager to support with significant capital as the lead anchor investor. BCG has demonstrated our conditional commitment by entering into a Term Sheet with, inter alios, Evolution Metals and WTMA to deliver significant capital and anchor the fundraising for EM&T. We are continuing our due diligence on the transaction to support EM&T’s rapid and prudent expansion of their capacities in the critical materials supply chain. EM&T has a world-class executive management team led by David Wilcox. Our capital will be used by EM&T to increase their recycling and refining businesses and magnet-making businesses while leveraging automation to enhance their integrated supply chain. As we advance towards the deSPAC closing, we intend to move the equity PIPE capital into escrow ahead of the deSPAC closing, upon the execution of definitive documentation. Our signing of the Term Sheet underscores our confidence in the strategic vision of EM&T, and our dedication to fostering innovation and sustainability in the critical materials sector. We believe that our combined efforts will not only enhance the resilience of the critical materials supply chain but also contribute to the broader goal of reducing environmental impact and promoting a sustainable future for generations to come.”

David Wilcox, Managing Member of Evolution Metals LLC, commented, “I am pleased to announce that, inter alios, EM and WTMA have signed a Term Sheet with certain legally binding clauses with Broughton Capital Group for BCG to provide an anchor equity investment of US$500 million, which is 25% of our targeted PIPE raise. The Term Sheet also includes a US$6.2 billion credit facility. We are tremendously excited to be working with Broughton Capital Group, who has deep mineral markets expertise and aligns directly with our strategic vision. BCG’s commitment to advancing our critical materials supply chain is unparalleled, and their support will be instrumental in propelling our initiatives forward. Together, we are bringing to the world a robust and sustainable fully integrated operational supply chain that addresses the increasing demand for these essential, fundamental and critical materials, without reliance on high-risk suppliers in geopolitically sensitive countries. We will be using the capital from BCG to expand across the United States our existing capacities of our one-of-a-kind US Department of Defense certified e-scrap recycling business; to increase our existing capacities in the Republic of Korea to produce bonded and sintered magnets without a critical dependency on Chinese feedstock; to expand our capacities in the US and South Korea to produce critical materials including Neodymium, Praseodymium, Dysprosium, Terbium, Cobalt, Lithium, Manganese, Nickel, Copper, Gold and Silver; and to automate all aspects of our supply chain to reduce production costs and improve quality control. This strategic partnership is poised to fortify our position and drive significant growth, ensuring we meet our ambitious objectives effectively and prudently.”

Frank Moon, CEO of EM&T, remarked, “We are witnessing rapid technologies development as we accelerate through the brave new world of hyperconnectivity and superintelligence, impacting all aspects of our everyday lives. Economic success and national security will be driven by the transformations of the fourth industrial revolution. With rising global geopolitical tensions, governments and markets are increasingly focused on the risks and weaknesses of current supply chains, especially in critical materials for EVs, electrification, renewable energy storage and defense applications. For the last decade, these risks resulted in reduced development of critical mineral mine projects by non-Chinese developers. Today, more than one hundred critical mineral mine projects globally, outside of China, wait to be developed. And we have yet to see any critical material supply chains independent from China. The Western World possesses no geopolitically secure, commercial-scale critical materials mid-to-downstream supply chains to process the raw mined ore feedstock from critical mineral mines around the globe. Why, after many decades, is the world still highly dependent on Chinese supply chains in critical materials? China currently supplies more than 90% of the global production of permanent magnets, which are critical components of EVs, sensory devices, electrification, renewable energy storage and defense applications. However, China imports 60% of the raw mined ore feedstock it needs to produce these permanent magnets. China dominates permanent magnet production by dominating the mid-to-downstream supply chain capacity. China dominates the global capacity to process ore feedstock into oxides, oxides into metal, metal into alloys, and alloys into permanent magnets; and China’s massive commercial scale allows it to economically recycle spent magnets back into usable magnets. The Western World possesses no commercial scale critical materials mid-to-downstream supply chain that can process the raw mined ore feedstock from critical mineral mines around the globe, which must sell its ore to China. This Chinese dominance can only be addressed by the Western World having a fully integrated mid-to-downstream supply chain which receives raw mined ore feedstock, then processes the ore into oxides, oxides into metal, metal into alloys, and alloys into permanent magnets. EM is delivering to the world a fully operational, fully integrated mid-to downstream critical materials supply chain that is independent of China. EM is actively partnering with existing and developing mineral resource mines around the globe for productive, stable long-term supply relationships. Our critical material supply chain operating companies are in the US and the Republic of Korea, enabling us to expand rapidly and prudently. We also recycle critical materials through our two US based recycling companies. To expand our capacities as rapidly and prudently as possible, EM is focusing on the following investments:

●	Replicate across the US our existing capacity in our one-of-a-kind US Department of Defense (“DoD”) certified e-scrap recycling plant;

●	Build refineries across the US to receive feedstock from our US DoD recycling plants to turn recycled mixed precious metals fines into gold, silver, and palladium through hydrometallurgy and electrowinning;

●	Expand our existing capacities in the US and Republic of Korea in our fully integrated supply chain to produce bonded permanent magnets and sintered permanent magnets;

●	Secure increasing volumes of raw mined ore feedstock from existing and developing mines and supplier networks around the globe;

●	Build midstream oxide conversion facilities to receive ore concentrates across the globe and process into metal convertible oxides;

●	Establish hydrometallurgical operations in the US to process our existing recycled EV battery black mass and spent magnets into new secondary battery products and new magnet production, respectively;

●	Implement our internal smart factory automation expertise across all aspects of our critical materials supply chain to reduce costs and improve efficiency, productivity and quality control of our operations;

●	Identify proven technologies with proven commercial production to jump start rapid growth of these technologies by injecting growth capital, and integrating into our supply chain.”

“Despite challenging market conditions, our teams have fulfilled the mission, demonstrating their focus and dedication to the task," said Daniel Mamadou, CEO of Welsbach Technology Metals Acquisition Corp. "We very much look forward to fulfilling our mandate mission in the critical materials space by merging with Evolution Metals LLC who has assembled a world-class team under the leadership of David Wilcox. We could not be more thrilled to partner with Broughton Capital Group, whose support is instrumental in completing the business combination and growing EM&T.”

Christopher Clower, COO of Welsbach Technology Metals Acquisition Corp, commented, “The Evolution Metals team, the Broughton Capital Group team and the Welsbach Technology Metals team all continue to work tirelessly together with legal counsels, auditors, accounting service providers, and our financial advisor to ensure we are fulfilling all US SEC requirements to successfully bring Evolution Metals & Technologies Corp., supported by Broughton Capital Group, to the Nasdaq as an emerging leader in the global critical materials industry for a greener, cleaner and more sustainable future.”

Cohen & Company Capital Markets is a financial advisor for Evolution Metals LLC and Welsbach Technology Metals Acquisition Corp.

About WTMA

WTMA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While WTMA may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on targets in the technology metals and energy transition materials industry. WTMA is led by Chief Executive Officer Daniel Mamadou and Chief Operating Officer Christopher Clower.

About EM LLC

EM LLC is a mining, refining and specialty chemicals company that is committed to establishing a secure and reliable supply chain for critical minerals. Its strategy is to acquire and develop mining assets and processing facilities to produce essential materials for industrial uses including electric vehicles, electronics, environmental technologies and aerospace and defense applications. EM aims to support the creation of jobs, industry and manufacturing to promote a greener future by providing bespoke solutions to support its clients globally. EM LLC is led by Managing Member David Wilcox.

Proposed Business Combination

WTMA announced a definitive merger agreement with EM on April 5, 2024. Upon a successful merger completion, EM shareholders will become shareholders in the public company, Evolution Metals & Technologies Corp. Additional information about the proposed business combination, including a copy of the merger agreement, is available in a Current Report on Form 8-K filed by WTMA with the US Securities and Exchange Commission (the “SEC”) and at www.sec.gov.

Participants in the Solicitation

WTMA and EM and each of their directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Transaction under the rules of the SEC. Information about the directors and executive officers of WTMA and a description of their interests in WTMA and the Extension is contained in Fusion’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on April 16, 2024 (the “Annual Report”).

Information about WTMA’s directors and executive officer’s interests in the Transaction, as well as information about EM’s directors and executive officers and a description of their interests in EM and the proposed Transaction will be set forth in the proxy statement relating to the proposed Transaction, when it is filed with the SEC. When available, the above referenced documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Extension or the proposed Transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward Looking-Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside WTMA’s and EM’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the ability of WTMA to enter into a definitive agreement with respect to a business combination with EM within the time provided in WTMA’s second amended and restated certificate of incorporation; WTMA’s ability to obtain the financing necessary to consummate the potential Transaction; the performance of EM’s business; the timing, success and cost of EM’s development activities; assuming the definitive agreement is executed, the ability to consummate the proposed Transaction, including risk that WTMA’s stockholder approval is not obtained; failure to realize the anticipated benefits of the proposed Transaction, including as a result of a delay in consummating the proposed Transaction; the amount of redemption requests made by WTMA’s stockholders and the amount of funds remaining in WTMA’s trust account after the Extension and the vote to approve the proposed Transaction; WTMA’s and EM’s ability to satisfy the conditions to closing the proposed Transaction, once documented in a definitive agreement; and those factors discussed in the Annual Report under the heading “Risk Factors,” and the other documents filed, or to be filed, by WTMA with the SEC. Neither WTMA or EM undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Daniel Mamadou, CEO, Welsbach Technology Metals Acquisition Corp.

daniel@welsbach.sg

Christopher Clower, COO, Welsbach Technology Metals Acquisition Corp.

chris@welsbach.sg

David Wilcox, Managing Member, EM LLC

david.wilcox@evolution-metals.com

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